Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of February 1, 2011 by and between Hot Topic, Inc. (“Client”) and Lisa Harper ("Consultant”).

WHEREAS, Client desires to retain Consultant to complete the projects and work product hereinafter defined as Consulting Services, and Consultant is willing is complete the Consulting Services for the benefit of Client on the terms and conditions set forth herein,

WHEREAS, Consultant may employ any such means and methods for the performance of the Consulting Services that she feels appropriate, and Client shall only have the right to direct and control the result of the work completed by Client;

WHEREAS, Consultant shall use her own tools, materials, computers, equipment and facilities to complete the Consulting Service; and,

WHEREAS, Consultant may offer services and advice to entities other than Client;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein the parties agree as follows:

1. Consulting Services.  Consultant shall perform the services described in Schedule A attached (collectively “the Consulting Services”) in a prompt, competent, complete and diligent manner.

2. Term.  This Agreement shall commence on the Commencement Date described on Schedule A hereto and shall continue in full force and effect throughout the Term and any Extended Term therein described.

3. Consulting Services/Fees.  Consultant shall be paid as set forth on Schedule A, attached hereto.

4.  Expenses.  In addition to the fees described in Section 3, above, within thirty (30) days after receipt of Consultant’s invoice, Client shall reimburse Consultant for all reasonable and necessary business expenses, including travel, incurred by Consultant in the course of performing the Consulting Services.  Consultant shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may be reasonably necessary to establish to the satisfaction of Client that the expenses incurred by Consultant were ordinary and necessary business expenses incurred by Consultant on behalf of Client.  Notwithstanding anything herein to the contrary, the following items are deemed non-reimbursable expenses: use of Consultant’s home, office, furniture or equipment, including computers and cell phone, and entertainment expenses.  Notwithstanding anything herein to the contrary, such reimbursable expenses are anticipated to not exceed $100,000 in the aggregate throughout the Term and any Extended Term.

5. Confidentiality.  Consultant agrees that she will not disclose to any other party, without the prior written consent of Client, any information or records that Client furnishes Consultant or that Consultant generates in the course of performing the Consulting Services including, without limitation, information relating to Client’s finances, plans, strategies, operations and employees.  Consultant further agrees that Consultant shall return to Client all documents, records and similar items containing confidential information furnished by Client or which Consultant generated in the course of performing the Consulting Services and any and all copies of said documents, records or similar items at such time as this Agreement expires or is terminated, or within a reasonable time thereafter.  Notwithstanding any provision in this Agreement to the contrary, the provisions of this Section 5 shall survive the termination of this Agreement. Consultant acknowledges and agrees that any violation of this Section 5 will result in irreparable damage to Client, and, accordingly, Client may obtain injunctive and other equitable relief for any breach or threatened breach of such sections, in addition to any other remedies available to Client, without being required to prove actual damages, post bond or furnish other security.

6.  Work Product.   Under no circumstances may Consultant use the work product generated pursuant to this Agreement or any other documents of Client for any purpose other than to further the purposes of Client’s retention of Consultant, which work product and documents shall be the sole and exclusive property of Client.

7.  Independent Contractor.  Client and Consultant acknowledge and agree that in performing the Consulting Services hereunder, Consultant is acting as an independent contractor and consultant of Client.  Nothing contained herein or otherwise shall be construed in such manner as to create the relationship of principal and agent between Consultant and Client or the relationship of employer/employee between Client and Consultant.  No party will have the authority to enter into agreements of any kind on behalf of the other or otherwise bind or obligate the other in any manner to any third party.  ACCORDINGLY, CONSULTANT UNDERSTANDS THAT CLIENT SHALL NOT WITHHOLD FROM ANY AMOUNTS PAYABLE TO CONSULTANT NOR PAY ANY AMOUNTS NORMALLY WITHHELD OR PAID IN AN EMPLOYEE/EMPLOYER RELATIONSHIP INCLUDING, WITHOUT LIMITATION, SOCIAL SECURITY, FEDERAL TAXES, STATE TAXES, UNEMPLOYMENT INSURANCE, DISABILITY INSURANCE OR WORKERS’ COMPENSATION INSURANCE; AND CONSULTANT WILL INDEMNIFY AND HOLD HARMLESS CLIENT FOR ANY FAILURE BY CONSULTANT TO SATISFY ANY TAX OR OTHER AMOUNT OWED BY HER AS A RESULT OF THIS AGREEMENT.

8.  Personal Conduct.  Consultant agrees promptly and faithfully to comply with all policies, requirements, directions, requests and rules and regulations of Client. Consultant further agrees to conform to all laws and regulations and not at any time to commit any act or become involved in any situation or occurrence tending to bring Client, its subsidiaries or affiliated entities into public scandal, ridicule or which will reflect unfavorably on the reputation of Client, its subsidiaries or affiliated entities.

9. Grant of Rights.   With respect to (i) any creative work of Consultant in any form or manner arising out of or in any way pertaining to this Agreement, (ii) each and every idea, theme, and artistic element and incident thereof, (iii) all results and proceeds of any and all of Consultant’s services hereunder, (iv) all materials created or developed by Consultant pursuant to this Agreement (whether Consultant acting alone or in conjunction with other persons), and (v) any and all derivative works based on the forgoing (all such items, (i) through (v) being collectively referred to herein as the “Creative Works”), Consultant agrees and acknowledges (a) that Client, its successors and assigns is the sole and exclusive owner, and (b) that all rights, title, interest and property therein and thereto are vested in Client for all uses and purposes throughout the world and (c) that Consultant shall not claim any right, title, interest, powers, privilege, control or property of any kind whatsoever therein or thereto at any time or in any manner whatsoever. Consultant agrees that all Creative Works shall automatically become the exclusive property of Client as a “work made for hire” as defined by U.S. Copyright Law and Client shall, for copyright and all other purposes, be deemed the sole author thereof.  In connection therewith, Consultant consents to and agrees that Client may apply for and register the Creative Works, or any of them, for patent, trademark or copyright purposes in its own name and for its own benefit, and may renew such copyrights, in its own name and for its own benefit, free of any claims thereto by Consultant. Consultant shall, with reasonable reimbursement for expenses, but at no other expense to Client, sign and deliver all lawful papers and cooperate in such other lawful acts which may be reasonably necessary or desirable to protect or vest title in the Creative Works in Client or its nominees, including applying for, obtaining, maintaining, and enforcing patents, copyrights and/or trademarks in Creative Works in all countries of the world. Consultant shall execute such further and additional instruments as Client may reasonably require to effectuate the purpose of this Section 9 and to vest in Company all such rights. Notwithstanding anything herein to the contrary, in the event Consultant’s services hereunder, for any reason, are deemed not to be a “work made for hire” under the United States Copyright law or the other provisions of this Section 9 shall for any reason fail to convey to Client all right, title and interest of Consultant in and to the Creative Works, Consultant acknowledges and agrees that by the terms hereof, Consultant hereby irrevocably grants, sets over and assigns to Client throughout the universe, exclusively and in perpetuity, free and clear of any and all claims, liens and encumbrances, all right, title and interest of every kind whatsoever, whether now known or unknown, in and to the Creative Works and all other results and proceeds of Consultant's services hereunder.  The provisions of this Section 9 shall survive the termination of this Agreement for any reason.  Consultant’s grant of rights in this Section 9 is irrevocable and without right of termination or rescission by Consultant and shall not be affected by the termination or expiration of this Agreement for any reason.

10.  Assignment.  The parties acknowledge that this Agreement is one for the professional services of Consultant and shall not be assigned by either party hereto.

11. Resolution of Disputes.  Consultant and Client mutually agree to resolve any and all legal claims arising from or in any way or relating to this Agreement with Client through mediation or, if mediation does not resolve the claim or dispute within ten (10) days of notice demanding mediation, by binding arbitration.  Arbitration shall be conducted in Los Angeles County, California in accordance with either of the following, at Consultant’s election: (a) by JAMS pursuant to its Streamlined Arbitration Rules and Procedures, or (b) the rules of procedure issued by another alternative dispute resolution service mutually acceptable to Consultant and Client.  Any award issued in accordance with this paragraph shall be rendered as a judgment in any trial court having competent jurisdiction.  Each party expressly waives any presumption or rule, if any, which requires this Agreement, or any of its provisions, to be construed against the drafting party.

12.  Miscellaneous.  This Agreement and all questions of its interpretation, performance, enforceability, and the right and remedies of the parties hereto shall be determined in accordance with the laws of the State of California.  If any action is brought to enforce or interpret the terms of this Agreement, the prevailing party, in addition to any other damages said party is otherwise entitled to, shall be entitled to reasonable attorney’s fees and costs.  This Agreement contains the entire understanding and agreement between the parties regarding the matters set forth herein.  No representative, agent or employee of Client is authorized to make any representations or promises with reference to this Agreement or to vary, alter or modify the terms hereof unless reduced to writing and signed by the parties.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

CONSULTANT:	LISA HARPER

	By:	/s/ LISA HARPER
LISA HARPER

CLIENT:	HOT TOPIC, INC.

	By:	/s/ BETSY MCLAUGHLIN
BETSY MCLAUGHLIN
CEO

Schedule A

I.        SCOPE OF CONSULTING SERVICES:   Consultant will advise Client and perform such additional duties as Consultant and Client shall mutually agree.  Consultant will devote such time to the business of Client as Client and Consultant mutually agree.  Consultant will be accessible within normal business hours and at reasonable timeframes, by phone, email and in-person.

II.       TERM.  This Agreement shall commence on February 14, 2011 (the “Commencement Date”) and, unless earlier terminated by the parties, shall terminate on May 13, 2011 (the “Termination Date”).  For purposes of this Agreement, the period of time from the Commencement Date to the Termination Date is referred to as the “Term”.  At Client’s election, by written notice to Consultant, Client may extend the term for an additional period of time, to August 15, 2011 (the “Extended Termination Date”, with such additional period of time being the “Extended Term”).

III.      CONSULTING FEES:  In consideration of the duties to be performed by Consultant, Client agrees to pay Consultant for her services hereunder, as follows:

(a)       Cash Compensation:

                    (i)       For and during the Term, Consultant shall receive from Client cash compensation as follows:  Thirty Two Thousand Five Hundred Dollars ($32,500) each month, payable in arrears.

                    (ii)      For and during the Extended Term, if any, Consultant shall receive from Client cash compensation as follows:  Thirty Two Thousand Five Hundred Dollars ($32,500) each month, payable in arrears.

          (b)       Equity Compensation:

                    (i)       On the Commencement Date, Consultant shall receive from Client equity compensation as follows:  A grant of restricted stock made pursuant to Client’s 2006 Equity Incentive Plan (the “Plan”) for the number of whole shares of Client’s common stock closest in value, as of the date of grant, to Ninety Seven Thousand Five Hundred Dollars ($97,500). Such grant shall be subject to the terms and conditions contained in the grant document(s) and shall not vest unless and until Consultant has provided continuous service to Client, as a member of the board of directors of Client, for one (1) year from the grant date.

                    (ii)      On the first day of the Extended Term, if any, Consultant shall receive from Client equity compensation as follows:  A grant of restricted stock made pursuant to the Plan for the number of whole shares of Client’s common stock closest in value, as of the date of grant, to Ninety Seven Thousand Five Hundred Dollars ($97,500). Such grant shall be subject to the terms and conditions contained in the grant document(s) and shall not vest unless and until Consultant has provided continuous service to Client, as a member of the board of directors of Client, for one (1) year from the grant date.